HEMACARE CORPORATION
                                                           EXHIBIT 11

	     Net Income (Loss) per Common and Common Equivalent Share
	     --------------------------------------------------------

											       Years Ended December 31,
                                    1995            1994            1993
                                 ------------    ------------   ------------
		   INCOME(LOSS)
		   ------------
Income from continuing
  operations.................  $   479,755       $   676,337    $   763,698
Discontinued operations:
  Loss from discontinued
   operations................     (901,706)       (2,963,742)    (3,309,466)
  Loss on disposal of
   discontinued operations,
   including provision of
   $1,034,787 for operating
   losses during phase-out
   period....................    (3,113,925)             --              --
				------------    ------------    ------------
Net loss.....................   $(3,535,876)    $(2,287,405)    $(2,545,768)
				============    ============    ============

		     PRIMARY
		     -------
Weighted average number of
 shares outstanding...........    5,692,920       5,060,777       4,618,670
Dilutive common equivalent
 shares attributable
 to stock options (based on
 average market price)........      122,057         169,893         210,638
Dilutive common equivalent
 shares attributable
 to warrants (based on average
 market price)................       29,290          10,123          50,363
				------------    ------------    ------------
Total common and common
 equivalent shares - primary...   5,844,267       5,240,793       4,879,671
				============    ============    ============

Primary income (loss) per share
 based on common and common
 equivalent shares - primary:
Income from continuing
 operations.................... $      0.08      $     0.13     $      0.16
Discontinued operations:
  Loss from discontinued
   operations..................       (0.15)          (0.57)          (0.68)
  Loss on disposal of
   discontinued operations,
   including provision for
   operating losses during
   phase-out period............       (0.53)             --              --
				  ------------     -----------    ------------
Net loss.......................   $     (0.60)     $    (0.44)    $     (0.52)
				  ============     ===========    ============

		FULLY DILUTED
		-------------
Common and common equivalent
 shares used in calculating
 primary earnings per share...      5,844,267       5,240,793       4,879,671
Dilutive common equivalent
 shares attributable
 to stock options (based on
 higher ending or
 average market price)........         7,963           1,576          14,201
Dilutive common equivalent
 shares attributable
 to warrants (based on higher
 ending or average
 market price)................         9,787           3,111           4,996
				 ------------     -----------    ------------
Total common and common
 equivalent shares -
 fully diluted................     5,862,017       5,245,480       4,898,868
				 ============     ===========    ============

Fully diluted income (loss)
 per share based on common
 and common equivalent shares
 - fully diluted:
Income from continuing
 operations..................  $      0.08      $     0.13     $      0.16
Discontinued operations:
  Loss from discontinued
   operations................        (0.15)          (0.57)          (0.68)
  Loss on disposal of
   discontinued operations,
   including provision for
   operating losses
   during phase-out period...        (0.53)             --              --
			       ------------      ----------    ------------
Net loss.....................  $     (0.60)      $   (0.44)    $     (0.52)
			       ============      ==========    ============

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